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                           [Letterhead of CacheFlow]

                                                                   Exhibit 10.10

July 12, 1999

Mr. Alan Robin
San Francisco, CA

Dear Alan:

We are pleased to extend to you an offer to join us as the Senior Vice President of Sales, reporting to the President & CEO.

Per our conversations, we have structured a compensation package that consists of nine (9) primary components. They are as follows:

 .     You will receive an annual base salary of $150,000 paid according to standard company payroll policies.

 .     You will have the ability to earn a target commission of $125,000 based on meeting specific sales targets. After you start, you must work with the President & CEO to establish these sales targets. For the first two quarters the company will guarantee the target commission.

 .     You will be paid a $200,000 cash bonus less applicable federal and state withholding taxes within 60 days of your start date with the company. You will be paid another $200,000 cash bonus less applicable federal and state withholding taxes on August 1, 2000.

 .     You will be granted an option to purchase 225,500 shares of the Company's
      Common Stock, which represents 1.5% of the fully diluted capitalization of the Company, including all outstanding common and preferred stock, all outstanding options and warrants, and the pool reserved under the Company's option plan. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.



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 .     You will be entitled to receive a cash bonus payable in the event that the
      Company is subject to a Corporate Transaction (as defined in the Company's 1996 Stock Option Plan) while you are employed. The bonus will be equal to the amount you would have received in that Corporate Transaction if you held a number of shares of Series C Preferred Stock with a cost of $1,000,000 less the amount you actually receive for holding an equivalent number of shares of common stock at the time of the Corporate Transaction. You will vest in the cash bonus at the rate of 25% after 12 months of service, and the balance in monthly installments over the next 36 months of service. No such bonus shall be payable after the Company's initial public offering.

 .     In the event of a Corporate Transaction involving the Company, in which you are not offered the same or similar position in the newly-combined entity, you will receive one year of acceleration on the vesting of your option shares and you will fully vest in the change in control cash bonus.

 .     In the event you are terminated without cause, you will receive one year of acceleration on the vesting of your option shares, six months of targeted salary, your cash bonus, and you will fully vest in the change in control cash bonus. After three years of employment the vesting acceleration and change in control bonus will decrease every month by one month. At the end of four years you will not receive any acceleration of vesting.

 .     You are eligible for all standard benefits according to the Company's benefits plan. Information on the benefits will be supplied to you as soon as possible.

 .     Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed.

While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's President & CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the

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Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company's President & CEO. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

This offer stands until the end of business on July 26, 1999, and your signature below acknowledges your acceptance of these terms.


Best Regards,

/s/ Brian NeSmith
-------------------------                          ---------------------------
Brian NeSmith                                      Alan Robin
Cheif Executive Officer
Cacheflow Inc.